UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8−K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 15, 2008

SOUTHERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6407	75-0571592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5444 Westheimer Road Houston, Texas (Address of principal executive offices)	77056-5306 (Zip Code)

Registrant's telephone number, including area code: (713) 989-2000

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

࿠Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

࿠Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

࿠Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

࿠Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2008, the Compensation Committee (“Compensation Committee”) of the Board of Directors of Southern Union Company (the “Company”) approved equity awards to certain officers of the Company pursuant to the Company’s Second Amended and Restated 2003 Stock and Incentive Plan (the “Plan”).  On the same date, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved equity awards to the Company’s Chairman and Chief Executive Officer and the Company’s President and Chief Operating Officer.  The equity awards issued to Named Executive Officers (included in the Company’s proxy statement) were as follows:

Name	Stock Options (# of Shares)	Restricted Shares (# of Shares)
George L. Lindemann	500,000
Eric D. Herschmann	207,066	292,934

Name	Stock Appreciation Rights (# of Shares)	Cash Restricted Units (# of Shares)
Robert O. Bond	95,336	23,195
Monica M. Gaudiosi	95,336	23,195
Richard N. Marshall	95,336	23,195

Each stock option was awarded at an exercise price of $12.55 per share, which was equal to the closing price of the Company’s common stock on December 15, 2008 (the “Grant Date”). The stock options awarded to Messrs. Lindemann and Herschmann will vest in equal annual installments on the first, second and third anniversaries of the Grant Date.  The awards of both Messrs. Lindemann and Herschmann will terminate on the tenth anniversary of the Grant Date, unless earlier terminated in accordance with the Plan.  The equity award to Mr. Lindemann, which for 2008 is comprised solely of stock options, reflects a focus on performance compensation and represents a decrease in equity award value, as compared to his December 2007 grant.

The restricted shares awarded to Mr. Herschmann permit him to receive, on predetermined dates upon expiration of applicable restrictions, shares in an amount equal to a specified number of shares of the Company’s common stock valued at the closing price of the Company’s common stock on such dates. Restrictions on the award to Mr. Herschmann will expire in equal annual installments on the first, second and third anniversaries of the Grant Date, unless earlier terminated in accordance with the Plan.

Each stock appreciation right (“SAR”) awarded will be settled only in shares of the Company’s common stock at an exercise price of $12.55 per share, which was equal to the closing price of the Company’s common stock on the Grant Date. The SARs awards vest in equal annual installments on the first, second and third anniversaries of the Grant Date, and terminate on the tenth anniversary of the Grant Date, unless earlier terminated in accordance with the Plan. Until Company common stock is issued in settlement of the SARs, the grantee will not be deemed for any purpose to be, or have rights as, a Company shareholder including receipt of dividend equivalents with respect to the SARs.

The cash restricted units awarded permit the holder to receive, on predetermined dates upon expiration of applicable restrictions, cash in an amount equal to a specified number of shares of the Company’s common stock valued at the closing price of the Company’s common stock on such dates. Restrictions on each award will expire in equal annual installments on the first, second and third anniversaries of the Grant Date, unless earlier terminated in accordance with the Plan.

Grants of stock options, restricted shares, SARs and cash restricted units were made pursuant to the Form of Long Term Incentive Award Agreement, which was filed as Exhibit 99.1 to Southern Union’s Current Report on Form 8-K filed on January 3, 2007 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN UNION COMPANY
(Registrant)
Date: December 17, 2008	By:	/s/ Robert M. Kerrigan, III
Robert M. Kerrigan, III
Vice President - Assistant General Counsel and Secretary